                                                                      EXHIBIT 99


                INVESTOR RELATIONS - JOHN F. TIERNEY
                (480) 754-1014

                CORPORATE & GOVERNMENT AFFAIRS - CYNTHIA A. DEMERS
                (480) 754-4090

                       DIAL REPORTS SECOND QUARTER RESULTS
                        INCREASES FULL YEAR EPS GUIDANCE
             ANNOUNCES IT OUTSOURCING AND ERP IMPLEMENTATION PROJECT

SCOTTSDALE, ARIZ., JULY 23, 2003 - The Dial Corporation (NYSE:DL) today announced its results for the second quarter and commented on the Company's outlook for the balance of the year.

SECOND QUARTER 2003

      For the second quarter ended June 28, 2003, net income was $35.5 million, or $0.37 per share (diluted), versus net income of $33.4 million, or $0.35 per share (diluted), in the second quarter of 2002. Income from continuing operations was $33.4 million, or $0.35 per share (diluted), versus $29.6 million, or $0.31 per share (diluted), in the year ago quarter, excluding a special gain. The special gain in the second quarter of 2002 totaled $2.2 million, or $0.02 per share (diluted), associated with the previously dissolved joint venture with Henkel and from the sale of the Company's Mexico City facility, partially offset by a write down of fixed assets in its Guatemala facility. A $2.1 million reduction, or $0.02 per share (diluted), in the after tax loss on the sale of Argentina was recorded in the second quarter of 2003 due to higher cash proceeds and lower costs associated with the sale.

      The Company's results in the second quarter of 2003 benefited from an after tax gain of $0.7 million related to the sale of surplus land at the Company's Aurora, Illinois facility. Excluding this gain, net income from continuing operations was $0.34 per share (diluted).

      Net sales in the second quarter of 2003 rose 3.9 percent to $332.5 million from $320.0 million in last year's second quarter. Sales increased 2.5 percent in the Company's Domestic Branded segment and 20.7 percent in the International and Other segment. Herbert M. Baum, The Dial Corporation chairman, president and chief executive officer, said: "Overall, we achieved favorable results for the second quarter in a challenging economic and retail environment."

      Mr. Baum continued, "Personal Cleansing generated sales growth of 7.5 percent due to strong performance from Dial liquid hand soap and bodywash, offset in part by the continued decline of the bar soap segment. Laundry Care posted a 1.7 percent decrease in sales against strong sales comparisons in the year ago period, despite continued growth in Purex liquid detergent. A 16.8% drop in dry detergent sales and increased promotional spending were primarily responsible for the overall decline in Laundry Care. Our Food Products business increased 5.7 percent primarily due to Armour Vienna sausage sales and an increase in private label. Our Air Fresheners business was up slightly at 0.4 percent driven by our Super Odor Neutralizer spray and Universal Scented Oil refill products, both of which were introduced in the third quarter of 2002."

      Mr. Baum added, "International and Other segment revenues rose 20.7 percent, led by an increase in Canada sales, favorable foreign currency gains and sales growth in Branded

Commercial Markets." International and Other segment sales increased 17.2 percent excluding the foreign currency gains.

      Gross margin in the second quarter of 2003 was 37.4 percent compared to
38.5 percent in the second quarter of 2002. The decline resulted from higher energy and petroleum related costs, higher raw material prices and increased promotional spending. Also, gross margin in the second quarter of 2002 benefited from the previously discussed special gain. SG&A declined as a percentage of sales for the second quarter of 2003 compared to the year ago period due mainly to lower performance-based compensation expense. Operating margin was 18.6 percent versus 18.0 percent in the year ago second quarter.

      The Company generated operating cash flow of $77.6 million in the second quarter of 2003. The Company's cash balance at the end of the second quarter of 2003 was $320.3 million compared to $124.9 million at the end of the second quarter of 2002 and $219.6 million at the end of 2002.

FIRST HALF 2003

      Net income for the six months ended June 28, 2003 rose to $65.2 million, or $0.68 per share (diluted), compared to $15.0 million, or $0.16 per share (diluted), in the same period a year ago. Earnings per share from continuing operations in the first half of 2003 were $0.66 (diluted), up 17.9 percent from $0.56 (diluted) in the year ago period, excluding the previously discussed special gain of $0.02 per share (diluted) in the first half of 2002.

      Net sales for the first half of 2003 were up 4.9 percent to $644.9 million from $614.6 million in the first half of 2002. Sales in the Domestic Branded segment increased 3.7 percent and the International and Other segment sales were up 19.9 percent. International and Other segment sales were up 16.8 percent excluding the foreign currency gains. Operating margin improved 130 basis points to 18.4 percent in the first half of 2003 versus 17.1 percent in the same period a year ago. This improvement was driven by a reduction in SG&A as a percentage of sales, primarily due to lower performance-based compensation expense.

      Cash flow from operations for the first half of 2003 was $109.4 million compared to $113.2 million in the first half of 2002. Cash flow in both periods benefited from favorable tax effects related to discontinued operations.

      After the end of the second quarter of 2003, the Company made a tax deductible pension contribution of $50 million, which will result in a net cash outflow of approximately $31 million after the related tax deduction.

IT OUTSOURCING AND ERP IMPLEMENTATION PROJECT

      The Company announced that it has entered into an approximately $110 million, seven-year information technology outsourcing agreement with Electronic Data Systems Corporation (EDS). Under this outsourcing agreement, EDS will provide information technology infrastructure, support and management services. In addition, EDS, teaming with SAP, will lead a complete SAP software implementation for the Company's enterprise operations, including the manufacturing, supply chain, finance, accounting and performance management environments as well as customer relationship management.

      Mr. Baum commented that, "This arrangement will allow us to concentrate on our core business, invest behind our brands and reduce our investment in information technology hardware." The Company currently expects capital and operational savings totaling approximately $21 million over the term of the outsourcing agreement with EDS. The Company also expects additional savings upon implementation of SAP.

      The implementation of SAP will commence in the third quarter of 2003 and currently is expected to be completed over the next 18 months. The implementation of SAP and related costs are expected to be approximately $35 million. As a result of the move to SAP, the

Company will recognize approximately $8 million of accelerated depreciation expense over the next 18 months related to its current software system.

2003 OUTLOOK

      Looking to the second half, the Company currently expects energy and petroleum related costs, such as resin, fuel and natural gas, to continue to be higher than year ago levels. While initiatives are in place to mitigate these increased costs, energy and petroleum related prices are expected to exceed the anticipated savings from these projects. Commenting on the year, Mr. Baum noted, "Despite higher costs, we currently expect earnings per share from continuing operations to be $0.34 for the third quarter and $1.33 for the full year -- an increase of $0.02 per share from our prior guidance for the full year. In addition, sales growth for the second half of 2003 currently is expected to moderate against higher comparisons in the second half of 2002. We are expecting sales growth in the range of 3 percent for the full year. Operating margin improvement in the second half of 2003 is expected to be in the 100 basis point range compared to the same period year ago."

PRO FORMA NET INCOME COMPARISONS

      A reconciliation of the Company's reported net income to pro forma net income discussed in each of the first paragraphs under "Second Quarter 2003" and "First Half 2003" above is attached to this press release. The Company believes that the pro forma net income comparisons are useful because they exclude the impact of non-recurring items as well as the impact of lower than expected costs for special charges taken in 2002.

      The Dial Corporation is one of America's leading manufacturers of consumer products, including Dial soaps, Purex laundry detergents, Renuzit air fresheners, and Armour Star canned meats. Dial products have been in the American marketplace for more than 100 years. For more information about The Dial Corporation, visit the Company's Web site at www.dialcorp.com.

      Statements in this press release as to the Company's expectations, beliefs, plans or predictions for the future are forward-looking statements within the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements include the Company's expectations for higher costs for energy and petroleum related commodities, for earnings per share for the third quarter and full year 2003, for sales in the second half and full year 2003 and for operating margin in the second half of 2003, all of which are under the heading "2003 Outlook." Such forward-looking statements also include expected savings from both the information technology outsourcing agreement with EDS and the implementation of SAP, as well as the expected costs and timing for implementing SAP, all under the heading "IT Outsourcing and ERP Implementation Project."

      Forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. For example, actual events or results could differ materially if (1) economic conditions in the U.S. deteriorate resulting in lower sales, (2) competition in the categories in which the Company competes intensifies, resulting in lower sales or requiring increased expenditures and lower profit margins to preserve or maintain market shares, (3) efforts to control and reduce costs are unsuccessful or do not yield anticipated savings, (4) new products are unsuccessful or do not produce the sales anticipated, (5) there are further increases in raw material, petroleum, natural gas and/or energy prices, (6) the Company does not achieve the benefits anticipated from steps being taken to try to improve operations and financial results, (7) the Company experiences a loss of or a substantial decrease in purchases by any of its major customers, including a decrease in sales to Kmart as a result of its store closings or to Fleming as a result of its bankruptcy filing, (8) the capital and operational savings expected from the information technology outsourcing agreement with EDS are lower than anticipated, or (9) the Company experiences problems in implementing SAP, such as delays in processing orders, which harm our relationships with our customers or increase the costs related to implementation. These and other factors that could cause actual events or results to differ materially from those in the forward-looking statements are described in "Management's Discussion and Analysis of Results of Operations and Financial Condition - Factors That May Affect Future Results and Financial Condition" in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

      Due to these inherent uncertainties, the investment community is urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

      Management will host a LIVE CONFERENCE CALL and REAL-TIME WEB CAST today, beginning at 9:00 a.m. Eastern Time and lasting approximately 45 minutes to discuss the Company's second quarter results and outlook for the balance of fiscal 2003.

      Access for the conference call and web cast is open to the press and general public in a listen only mode. To access the conference call, please dial
(877) 888-3490. The web cast may be accessed at http://investor.info.dialcorp.com/webcasts.cfm. Replays of the conference call are available shortly after the conclusion of the call at the same Web address as well as by dialing (866) 518-1010 and entering Code T431630D.

                                       ###

                              THE DIAL CORPORATION
                              SUMMARY OF OPERATIONS
                                    Unaudited

                                                                             QUARTER ENDED                   SIX MONTHS ENDED
                                                                     ------------------------------    -----------------------------
                                                                     June 28, 2003    June 29, 2002    June 28, 2003   June 29, 2002
                                                                     -------------    -------------    -------------   -------------
                                                                                   (In millions, except per share data)
Net sales                                                            $      332.5     $      320.0     $      644.9    $      614.6

Costs and expenses:

     Cost of products sold                                                  208.3            198.0            401.8           384.2
     Asset writedowns and other special items (net gain)                                      (1.2)                            (1.2)
                                                                     ------------     ------------     ------------    ------------

     Total cost of products sold                                            208.3            196.8            401.8           383.0

     Selling, general and administrative expenses                            62.4             65.6            124.3           126.4
                                                                     ------------     ------------     ------------    ------------

     Total costs and expenses                                               270.7            262.4            526.1           509.4

Operating income                                                             61.8             57.6            118.8           105.2

     Interest expense                                                         6.4              6.6             13.1            15.0
     Other expenses, net                                                      2.2              2.9              5.3             5.5
     Income from joint ventures                                                                1.8                              1.8
                                                                     ------------     ------------     ------------    ------------

Income from continuing operations before income taxes                        53.2             49.9            100.4            86.5

Income taxes                                                                 19.8             18.1             37.3            31.6
                                                                     ------------     ------------     ------------    ------------

Income from continuing operations                                            33.4             31.8             63.1            54.9

Discontinued operations:
     Adjustment to loss on disposal of discontinued Specialty
        Personal Care segment, net of income tax of $0.7                                                                        1.3
     Adjustment to loss on disposal of Argentina business, net of
         income tax of $1.3                                                   2.1                               2.1
     Income from operations of discontinued Argentina Business,
        net of income tax of $1.1 and $1.6, respectively                                       1.6                              2.1
                                                                     ------------     ------------     ------------    ------------
     Total income from discontinued operations                                2.1              1.6              2.1             3.4

Cumulative effect of the change in accounting principle,
     net of income tax of $0.7                                                                                                (43.3)
                                                                     ------------     ------------     ------------    ------------

NET INCOME                                                           $       35.5     $       33.4     $       65.2    $       15.0
                                                                     ============     ============     ============    ============

Basic net income per common share:

     Income from continuing operations                               $       0.36     $       0.34     $       0.67    $       0.60
     Income from discontinued operations                                     0.02             0.02             0.02            0.04
     Effect of change in accounting principle                                  --               --               --           (0.47)
                                                                     ------------     ------------     ------------    ------------
     NET INCOME PER SHARE - BASIC                                    $       0.38     $       0.36     $       0.70    $       0.16
                                                                     ============     ============     ============    ============

Diluted net income per common share:

     Income from continuing operations                               $       0.35     $       0.34     $       0.66    $       0.58
     Income from discontinued operations                                     0.02             0.02             0.02            0.04
     Effect of change in accounting principle                                  --               --               --           (0.46)
                                                                     ------------     ------------     ------------    ------------
     NET INCOME PER SHARE - DILUTED                                  $       0.37     $       0.35     $       0.68    $       0.16
                                                                     ============     ============     ============    ============

Weighted average basic shares outstanding                                    93.7             92.3             93.4            92.0
     Weighted average equivalent shares                                       1.8              2.2              1.9             1.9
                                                                     ------------     ------------     ------------    ------------
Weighted average diluted shares outstanding                                  95.5             94.5             95.3            93.9
                                                                     ============     ============     ============    ============

NET INCOME                                                           $       35.5     $       33.4     $       65.2    $       15.0
Other comprehensive income (loss):
     Foreign currency translation adjustment                                  0.7             (7.6)             1.0           (34.7)
                                                                     ------------     ------------     ------------    ------------

COMPREHENSIVE INCOME (LOSS)                                          $       36.2     $       25.8     $       66.2    $      (19.7)
                                                                     ============     ============     ============    ============

                  second quarter 2003 press release financials

                              THE DIAL CORPORATION
                              SUMMARY OF NET SALES
                                    Unaudited

                                          QUARTER ENDED                    SIX MONTHS ENDED
                                 ------------------------------    ------------------------------
                                 June 28, 2003    June 29, 2002    June 28, 2003    June 29, 2002
                                 -------------    -------------    -------------    -------------
                                                          (in thousands)
Personal Cleansing               $      97,222    $      90,442    $     185,263    $     176,839
Laundry Care                           118,973          121,081          238,396          228,358
Air Fresheners                          39,492           39,319           76,324           76,473
Food Products                           47,180           44,624           89,177           86,423
                                 -------------    -------------    -------------    -------------
       Total Domestic Branded          302,867          295,466          589,160          568,093
International & Other                   29,624           24,549           55,732           46,501
                                 -------------    -------------    -------------    -------------

TOTAL NET SALES                  $     332,491    $     320,015    $     644,892    $     614,594
                                 =============    =============    =============    =============

                  second quarter 2003 press release financials

                              THE DIAL CORPORATION
                                  BALANCE SHEET

                                                                    Unaudited
                                                                     JUNE 28,        DECEMBER 31,
                                                                      2003              2002
                                                                  -------------     -------------
                                                                  (In millions, except share data)
ASSETS
Current assets:
      Cash and cash equivalents                                   $       320.3     $       219.6
      Receivables, less allowance of $1.9 and $1.3                         86.1              88.5
      Inventories                                                         144.6             131.5
      Deferred income taxes                                                22.2              23.2
      Income tax receivable                                                  --               7.9
      Current assets of discontinued operation                             11.9              18.5
      Other current assets                                                  3.3               7.6
                                                                  -------------     -------------
              Total current assets                                        588.4             496.8

Property and equipment, net                                               213.9             220.8
Deferred income taxes                                                      45.8              57.0
Goodwill                                                                  313.1             312.7
Other intangibles, net                                                     51.3              51.1
Non-current assets of discontinued operation                                3.5               2.2
Other assets                                                               19.0               9.1
                                                                  -------------     -------------

      TOTAL ASSETS                                                $     1,235.0     $     1,149.7
                                                                  =============     =============


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Trade accounts payable                                      $        98.4     $        94.2
      Income taxes payable                                                 31.2                --
      Current liabilities of discontinued operation                         6.5              13.5
      Other current liabilities                                           138.0             161.2
                                                                  -------------     -------------
              Total current liabilities                                   274.1             268.9

Long-term debt                                                            465.3             458.4
Post-retirement and other employee benefits                               269.6             267.2
Other liabilities                                                           5.4               6.2
                                                                  -------------     -------------
              Total liabilities                                         1,014.4           1,000.7
                                                                  -------------     -------------

Stockholders' Equity:
      Preferred Stock, $0.01 par value, 10,000,000 shares
         authorized;  no shares issued and outstanding                                         --
      Common stock, $0.01 par value; 300,000,000 shares
         authorized, 106,816,344 and 106,372,531 shares issued              1.1               1.1
      Additional paid-in capital                                          439.2             436.3
      Retained income                                                      66.4               8.8
      Accumulated other comprehensive loss                                (31.4)            (32.4)
      Unearned employee benefits                                          (37.4)            (48.1)
      Treasury stock, 10,942,317 and 10,910,433 shares held              (217.3)           (216.7)
                                                                  -------------     -------------
              Total stockholders' equity                                  220.6             149.0
                                                                  -------------     -------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $     1,235.0     $     1,149.7
                                                                  =============     =============

                  second quarter 2003 press release financials

                              THE DIAL CORPORATION
                             STATEMENT OF CASH FLOWS
                                    UNAUDITED

                                                                       QUARTER ENDED                       SIX MONTHS ENDED
                                                               -------------------------------     -------------------------------
                                                               June 28, 2003     June 29, 2002     June 28, 2003     June 29, 2002
                                                               -------------     -------------     -------------     -------------
                                                                                          (in millions)
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net income                                                     $        35.5     $        33.4     $        65.2     $        15.0
Adjustments to reconcile net income to net cash
   provided by operating activities
   Argentina business discontinued operation, net of tax                                  (1.6)                               (2.1)
   Adjustment to loss on disposal of discontinued Argentina
      business, net of tax                                              (2.1)                               (2.1)
   Adjustment to loss on disposal of discontinued Specialty
      Personal Care operation, net of tax                                                                                     (1.3)
   Effect of change in accounting principle, net of tax                                                                       43.3
   Depreciation and amortization                                         9.0               9.1              17.9              17.7
   Deferred income taxes                                                12.3              (1.2)             12.2              (2.2)
   Tax benefits from employee stock option exercises                     1.3                                 1.3
   Asset writedowns and other special items, net                                          (1.2)                               (1.2)
Change in operating assets and liabilities:

   Receivables                                                          (1.6)             (2.2)              2.4              (9.1)
   Inventories                                                          (5.3)             (8.9)            (13.1)             (7.8)
   Trade accounts payable                                                3.5               9.6               4.2               8.3
   Income taxes payable                                                  3.0              28.1              39.1              49.2
   Other assets and liabilities, net                                    22.0              19.7             (17.7)              3.4
                                                               -------------     -------------     -------------     -------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                               77.6              84.8             109.4             113.2

CASH FLOWS USED BY INVESTING  ACTIVITIES:

Capital expenditures                                                    (8.0)             (9.8)            (11.1)            (12.6)
Proceeds from disposition of discontinued operation                                         --                                 2.0
Investment in Argentina discontinued operation                                            (0.1)                               (6.3)
Proceeds from sale of assets                                             0.8               2.7               0.8               2.9
                                                               -------------     -------------     -------------     -------------

NET CASH USED BY INVESTING ACTIVITIES                                   (7.2)             (7.2)            (10.3)            (14.0)

CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES:

Repayment and amortization of debt                                      (0.6)             (0.1)             (1.2)             (0.5)
Dividends paid on common stock                                          (3.8)             (3.7)             (7.6)             (7.4)
Cash proceeds from employee stock option exercises                       7.6               5.3              10.4               6.6
                                                               -------------     -------------     -------------     -------------

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES                         3.2               1.5               1.6              (1.3)

EFFECTS OF FOREIGN CURRENCY EXCHANGE RATES ON CASH BALANCES                               (0.8)                               (1.3)

Net increase in cash and cash equivalents                      $        73.6     $        78.3     $       100.7     $        96.6
Cash and cash equivalents, beginning of period                         246.7              46.6             219.6              28.3
                                                               -------------     -------------     -------------     -------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                       $       320.3     $       124.9     $       320.3     $       124.9
                                                               =============     =============     =============     =============

                  second quarter 2003 press release financials

                              THE DIAL CORPORATION

          RECONCILIATION OF REPORTED NET INCOME TO PRO FORMA NET INCOME
                                    Unaudited

                       in millions, except per share data

                                                              QUARTER ENDED
                                         -----------------------------------------------------------
                                                JUNE 28, 2003                  JUNE 29, 2002
                                         --------------------------    -----------------------------
                                         NET RESULT     DILUTED EPS    NET RESULT        DILUTED EPS
Reported Net Income                      $     35.5     $     0.37     $     33.4        $     0.35

Special Gains, net of tax                        --             --           (2.2)(1)         (0.02)(1)

Total Income/Adjustment to Loss
  from Discontinued Operations                 (2.1)         (0.02)          (1.6)            (0.02)

Cumulative Effect of Change in
  Accounting Principle                           --             --             --                --
                                         ----------     ----------     ----------        ----------

Pro Forma Net Income (Loss)              $     33.4     $     0.35     $     29.6        $     0.31
                                         ==========     ==========     ==========        ==========


                                                               YEAR -TO-DATE
                                         -----------------------------------------------------------
                                               JUNE 28, 2003                   JUNE 29, 2002
                                         --------------------------    -----------------------------
                                         NET RESULT     DILUTED EPS    NET RESULT        DILUTED EPS
Reported Net Income                      $     65.2     $     0.68     $     15.0        $     0.16

Special Gains, net of tax                        --             --           (2.2)(1)         (0.02)(1)

Total Income/Adjustment to Loss
  from Discontinued Operations                 (2.1)         (0.02)          (3.4)            (0.04)

Cumulative Effect of Change in
  Accounting Principle                           --             --           43.3              0.46
                                         ----------     ----------     ----------        ----------

Pro Forma Net Income (Loss)              $     63.1     $     0.66     $     52.7        $     0.56
                                         ==========     ==========     ==========        ==========


(1) Represents a $2.9 million pre-tax gain associated with the previously disclosed joint ventures and gain on the sale of the Mexico City plant offset in part by a write down of fixed assets in the Guatemala plant.